Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

GEEKNET, INC.

of

Up to 400,000 Shares of its Common Stock

At a Purchase Price Not Less Than $12.00 and Not More Than $14.00 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 15, 2013, UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

Geeknet, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), invites its stockholders to tender up to 400,000 shares of its common stock, $0.001 par value per share (the “shares”), for purchase by the Company at a price not less than $12.00 and not more than $14.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO (collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not less than $12.00 and not more than $14.00 per share, that will allow us to purchase 400,000 shares, or such lesser number of shares properly tendered and not properly withdrawn (the price as so determined, the “Purchase Price”). We will purchase at the Purchase Price all shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and “odd lot” priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are listed and traded on the NASDAQ Global Select Market under the trading symbol “GKNT.” On June 14, 2013, the last reported sale price of the shares was $13.00 per share. You are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. NONE OF THE COMPANY’S DIRECTORS, EXECUTIVE OFFICERS OR GLADWYNE MARLIN GENPAR, LLC (AN “ASSOCIATE” OF ONE OUR OF DIRCTORS) WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

Offer to Purchase dated June 17, 2013

IMPORTANT

If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the tender offer, at its address shown on the Letter of Transmittal;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested stock options, you may exercise your options and tender any of the shares issued upon exercise.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date (as defined below) of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the tender offer, at its address and telephone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent.

We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any U.S. state where it would be illegal to do so. However, we may, in our discretion, take any actions necessary for us to make this tender offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		7
INTRODUCTION		8
THE TENDER OFFER		11
1.	Number of Shares; Proration.	11
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.	13
3.	Procedures for Tendering Shares.	15
4.	Withdrawal Rights.	18
5.	Purchase of Shares and Payment of Purchase Price.	19
6.	Conditional Tender of Shares.	20
7.	Conditions of the Tender Offer.	20
8.	Price Range of Shares; Dividends.	22
9.	Source and Amount of Funds.	22
10.	Certain Information Concerning Us.	22
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.	23
12.	Legal Matters; Regulatory Approvals.	28
13.	Certain U.S. Federal Income Tax Consequences.	28
14.	Extension of the Tender Offer; Termination; Amendment.	30
15.	Fees and Expenses.	31
16.	Miscellaneous.	31

- i -

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We (Geeknet, Inc.) are offering to purchase your shares. See Section 1.

What will the purchase price for the shares be?

We are conducting an offer by means of a modified “Dutch auction” to purchase for cash, upon the terms and subject to the conditions of the tender offer, up to 400,000 shares of our common stock pursuant to auction tenders at prices specified by the tendering stockholders of not less than $12.00 and not more than $14.00 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the tender offer. We will determine the Purchase Price as promptly as practicable after the tender offer expires. We will select the lowest purchase price, not less than $12.00 and not more than $14.00 per share, that will allow us to purchase 400,000 shares, or such lesser number of shares properly tendered and not properly withdrawn. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders in the tender offer. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $12.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $12.00 per share.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the Purchase Price promptly after the expiration of the tender offer period. See Section 5.

How many shares will the Company purchase?

We will purchase up to 400,000 shares in the tender offer, or such lesser number of shares as are properly tendered at or below the Purchase Price and not properly withdrawn. The 400,000 shares represent approximately 6.0% of our outstanding common stock as of June 12, 2013. If more than 400,000 shares are tendered, all shares tendered will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which will be purchased on a priority basis. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

How will the Company pay for the shares?

We will use our available cash on hand to purchase shares tendered in the tender offer and to pay all related expenses. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on July 15, 2013, at 12:00 Midnight, New York City time, unless we extend or withdraw the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for accepting the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the tender offer?

In determining to proceed with the tender offer, our Board of Directors considered a broad range of factors, including the fact that, as of the date of this Offer to Purchase, it is likely that our common stock will be removed from the Russell 2000 Index, as well as our financial structure, financial condition, operations, resources and prospects, the current and historical market prices of our shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, our desire for future financial flexibility, alternative methods of repurchasing our shares other than pursuant to a tender offer and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, the Board of Directors determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. This increased liquidity is important because, as of the date of this Offer to Purchase, it is likely that our common stock will be removed from the Russell 2000 Index, and removal from this index will necessitate sales of our common stock by mutual funds that are indexed to the Russell 2000 Index.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

•

No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase up to 400,000 shares in the tender offer.

•

No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects.

•

No decline in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on June 14, 2013, shall have occurred.

•

No tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction.

•

The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the NASDAQ Global Select Market or cause the shares to be subject to deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The tender offer is subject to a number of other conditions described in greater detail in Section 7.

Following the tender offer, will the Company continue as a public company?

The completion of the tender offer in accordance with its conditions will not cause the Company to be delisted from the NASDAQ Global Select Market or to stop being subject to the periodic reporting requirements of the Exchange Act. If we purchase 400,000 shares in the tender offer, we would have 6,258,168 shares outstanding following completion of the tender offer (based on the number of shares outstanding as of June 12, 2013). See Section 2.

How do I tender my shares?

To tender your shares, prior to 12:00 Midnight, New York City time, on July 15, 2013, unless the tender offer is extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

•

if you are an institution participating in the Depository Trust Company, which we refer to as the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date (as defined below) of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

How do holders of vested stock options for shares participate in the tender offer?

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer. If you executed a broker-assisted exercise of an option to pay the applicable exercise price and tax withholding, you will only be able to tender the net shares that you hold after settlement of the exercise and any applicable withholding taxes.

Can I change my mind after I have tendered shares in the tender offer?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 12:00 Midnight, New York City time, on July 15, 2013, unless we extend or withdraw it. If we have not accepted for payment the shares you have tendered to us by 12:00 Midnight, New York City time, on August 12, 2013 (the fortieth business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered shares?

We will purchase shares:

•	first, from all stockholders of “odd lots” (persons who own less than 100 shares) who properly tender all of their shares and do not properly withdraw them before the expiration of the tender offer;

•

second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares and do not properly withdraw them before the expiration of the tender offer; and

•

third, only if necessary to permit us to purchase up to 400,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer.

See Section 6. Therefore, we may not purchase all of the shares that you tender.

Has the Company or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, neither the Company nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. We cannot predict the way in which our stock will trade after expiration of the tender offer, and it is possible that our stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Will the Company’s directors and executive officers tender shares in the tender offer?

The Company’s directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. Similarly, Gladwyne Marlin GenPar, LLC (an “associate” of one of our directors) has informed us that it does not intend to tender any of its shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.

When and how will the Company pay for the shares I tender?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment, by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On June 14, 2013, the last reported sale price per share on the NASDAQ Global Select Market was $13.00 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5 and Section 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. You should consult your tax advisor regarding the U.S. federal income tax consequences of the tender offer to you. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Have there been any recent developments of which I should be aware?

Although Geeknet’s second fiscal quarter is not yet complete, as of the date of this Offer to Purchase, year-over-year revenue growth for the second fiscal quarter is expected to accelerate from the first quarter of 2013, and gross margins are expected to show improvement over the second quarter of 2012. These are preliminary expectations, and there can be no certainty that existing trends will continue throughout the remainder of the quarter.

Who can I talk to if I have questions?

The Information Agent can help answer your questions. The Information Agent is Georgeson Inc. Georgeson Inc.’s contact information is set forth on the back cover page of this Offer to Purchase.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements. Forward-looking statements are predictive in nature and can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would,” or the negative of these terms or other comparable terminology. Statements concerning projections, future performance developments, events, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. Such statements include, but are not limited to, those relating to our expectations and beliefs regarding future revenue growth; financial performance and results of operations; popularity and demand for our retail products; management’s strategy, plans and objectives for future operations; employee relations and our ability to attract and retain highly qualified personnel; our ability to continue to invest in developing new products; competition, competitors and our ability to compete; liquidity and capital resources; and sufficiency of our cash resources and investments to meet our operating and working capital requirements. Forward-looking statements involve risks and uncertainties.

You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2012, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the Securities and Exchange Commission (the “Commission”), for a more detailed discussion of such factors and risks and uncertainties. Any forward-looking statement should be read and interpreted together with these and other filings. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $0.001 par value per share, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials, we are offering to purchase up to 400,000 shares at a price not less than $12.00 and not more than $14.00 per share, less any applicable withholding taxes and without interest.

The Purchase Price will be the lowest purchase price of not less than $12.00 and not more than $14.00 per share, that will allow us to purchase 400,000 shares, or such lesser number of shares properly tendered and not properly withdrawn. We will purchase at the Purchase Price all shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase because of the proration and priority provisions (if more than the number of shares we seek are properly tendered and not properly withdrawn).

All shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

The tender offer will expire at 12:00 Midnight, New York City time, on July 15, 2013, unless extended or withdrawn (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion, extend the period of time in which the tender offer will remain open or withdraw the tender offer.

In determining to proceed with the tender offer, our Board of Directors considered a broad range of factors, including the fact that, as of the date of this Offer to Purchase, it is likely that our common stock will be removed from the Russell 2000 Index, as well as our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, our desire for future financial flexibility, the expected availability and cost of financing, alternative methods of repurchasing our shares other than pursuant to a tender offer and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, the Board of Directors determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. This increased liquidity is important because, as of the date of this Offer to Purchase, it is likely that our common stock will be removed from the Russell 2000 Index, and removal from this index will necessitate sales of our common stock by mutual funds that are indexed to the Russell 2000 Index.

Tendering stockholders will not be obligated to pay brokerage commissions or, subject to the instructions to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the tender offer. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SIMILARLY, GLADWYNE MARLIN GENPAR, LLC (AN “ASSOCIATE” OF ONE OF OUR DIRECTORS) HAS INFORMED US THAT IT DOES NOT INTEND TO TENDER ANY OF ITS SHARES IN THE TENDER OFFER. SEE SECTION 11.

If, at the Expiration Date more than 400,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) are properly tendered and not properly withdrawn, we will buy shares in the following order of priority:

•	first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares and do not properly withdraw them before the Expiration Date;

•	second, on a pro rata basis from all other stockholders who properly tender shares, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•

third, only if necessary to permit us to purchase 400,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares tendered pursuant to the tender offer. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the related Letter of Transmittal, stock transfer taxes, on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

As of June 12, 2013, we had 6,658,168 shares of our common stock issued and outstanding. The 400,000 shares that we are offering to purchase represent approximately 6.0% of the shares then outstanding. The shares are listed and traded on the NASDAQ Global Select Market. On June 14, 2013, the last reported sale price of the shares was $13.00 per share. See Section 8. Stockholders are urged to obtain current market quotations for the shares.

THE TENDER OFFER

1.	Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we will purchase up to 400,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a price determined by us of not less than $12.00 and not more than $14.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements.

If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

If we:

•

increase the maximum price to be paid above $14.00 per share or decrease the price to be paid below $12.00 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•	increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

•	decrease the number of shares being sought; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any change to the price range is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $12.00 and not more than $14.00 per share, at which they are willing to sell their shares to the Company. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company ultimately pays for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $12.00 or as high as $14.00. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $12.00 per share. Tendering stockholders who make this election should understand that this election may lower the purchase price and could result in such stockholder’s shares being purchased at the minimum price of $12.00 per share.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 400,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law and regulation, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 400,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) have been properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)	tender all shares owned beneficially or of record (partial tenders will not qualify for this preference); and

(2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•

second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•

third, only if necessary to permit us to purchase 400,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation), shares conditionally tendered (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the tender offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

Odd Lots. The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such holder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. In determining to proceed with the tender offer, our Board of Directors considered a broad range of factors, including the fact that, as of the date of this Offer to Purchase, it is likely that our common stock will be removed from the Russell 2000 Index, as well as our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, our desire for future financial flexibility, the expected availability and cost of financing, alternative methods of repurchasing our shares other than pursuant to a tender offer and the attractiveness of the tender offer to our stockholders. The Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, the Board of Directors determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. This increased liquidity is important because, as of the date of this Offer to Purchase, it is likely that our common stock will be removed from the Russell 2000 Index, and removal from this index will necessitate sales of our common stock by mutual funds that are indexed to the Russell 2000 Index.

Our Board of Directors has approved the tender offer. However, neither the Company nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company’s directors and executive officers will not tender any of their shares in the tender offer. Similarly, Gladwyne Marlin GenPar, LLC (an “associate” of one of our directors) has informed us that it does not intend to tender any of its shares in the tender offer. See Section 11.

Certain Effects of the Tender Offer. As of June 12, 2013, we had 6,658,168 shares of our common stock issued and outstanding. The 400,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 6.0% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on the NASDAQ Global Select Market or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.

Based on the published guidelines of the NASDAQ Global Select Market and the conditions of the tender offer, we do not believe that our purchase of up to 400,000 shares pursuant to the tender offer will result in delisting of the remaining shares on the NASDAQ Global Select Market. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon our having determined that the consummation of the tender offer will not cause the shares to be delisted from the NASDAQ Global Select Market or eligible for deregistration under the Exchange Act.

The shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NASDAQ Global Select Market. We have no current plans for the issuance of shares purchased in this tender offer.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our indebtedness or our capitalization;

•

any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NASDAQ Global Select Market;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and the vesting and/or settlement of outstanding restricted stock awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer:

•

the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each stockholder desiring to tender shares in the tender offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in multiples of $0.25) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $12.00 per share. Tendering stockholders who make this election should understand that this election may lower the purchase price and could result in their shares being purchased at the minimum price of $12.00 per share.

A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which such stockholder tenders shares, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price.

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” in the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 7 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution; and

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

•

the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ Global Select Market trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Stock Options. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares held after settlement of the exercise and any applicable withholding taxes. See “Proper Tender of Shares” above. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. It is possible that we will not purchase all of the shares received upon the exercise by an optionee and subsequently tendered into the tender offer.

U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, a portion of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or an exemption otherwise applies. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If a stockholder or other payee does not provide the Depositary with the correct taxpayer identification number, such stockholder or payee may be subject to penalties imposed by the IRS. Certain stockholders are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined in Section 13 below) to qualify as an exempt recipient, that Non-U.S. Holder must submit an original Form W-8BEN containing an original signature or other applicable original form, signed under penalties of perjury, attesting to that Non-U.S. Holder’s exempt status. Such applicable forms can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING FROM THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Gross proceeds payable pursuant to the tender offer to a Non-U.S. Holder or his or her agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such Non-U.S. Holder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such Non-U.S. Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and the withholding was made at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed Form W-8BEN claiming such an exemption or reduction. Such form can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed Form W-8ECI claiming such exemption before payment is made. Such form can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; and (3) the tendered shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact Computershare Trust Company, N.A., as Transfer Agent for our shares, at (781) 575-3400 or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on August 12, 2013, the fortieth business day after commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will:

•

determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of shares so tendered and the prices specified by the tendering stockholder; and

•

accept for payment and pay for, and thereby purchase, up to 400,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law and regulation, properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 8 of the Letter of Transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6.	Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors.

After the Expiration Date, if more than 400,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 400,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulation) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after June 17, 2013 (or such earlier date as may be specified in the relevant condition), and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) makes the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

(3) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4) there shall have been a decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on June 14, 2013;

(5) a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer); or

(6) the Company shall have determined that consummation of the tender offer and the purchase of shares will cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NASDAQ Global Select Market or otherwise cause the shares to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time.

However, once the tender offer has expired, then all of the conditions to the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14.

8.	Price Range of Shares; Dividends.

The shares are listed and traded on the NASDAQ Global Select Market under the trading symbol “GKNT.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NASDAQ Global Select Market.

	GEEKNET, INC.
	Market Price
	High	Low
2011
First Quarter	$30.50	$16.47
Second Quarter	30.23	23.76
Third Quarter	27.85	14.82
Fourth Quarter	20.98	15.39
2012
First Quarter	$19.75	$13.90
Second Quarter	19.95	12.07
Third Quarter	21.62	16.84
Fourth Quarter	19.59	14.29
2013
First Quarter	$17.77	$14.72
Second Quarter (through June 14)	14.94	12.38

On June 14, 2013, the last reported sale price of the shares on the NASDAQ Global Select Market was $13.00 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

Our Board of Directors has not authorized and we have not declared or paid any cash dividends on our common stock in the last two years. We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future as we currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, where appropriate, to repurchase shares.

9.	Source and Amount of Funds.

Since the Purchase Price will only be determined after the Expiration Date, the aggregate purchase price, including all related fees, will not be known until after that time. Assuming we purchase 400,000 shares pursuant to the tender offer at an offer price not less than $12.00 and not more than $14.00 per share, we expect that the aggregate purchase price, including all related fees and expenses, will be approximately $4,850,000 to $5,650,000 depending upon the actual Purchase Price. We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from cash on hand. We do not have any alternative financing arrangement or alternative financing plans.

10.	Certain Information Concerning Us.

General. Geeknet, Inc. is the parent company of ThinkGeek, Inc. (“ThinkGeek”), an online premier retailer for the global geek community, comprised of technology enthusiasts and general consumers of geek-themed, technology-oriented and popular culture goods. ThinkGeek has sought to provide the tech, gadget and game-obsessed communities with all things that geeks crave through its ThinkGeek website. ThinkGeek was founded to serve the distinct needs and interests of technology professionals and enthusiasts, and today has grown to become the place for innovative and imaginative products that appeal to the geek in everyone.

Our principal executive office is 11216 Waples Mill Road, Suite 100, Fairfax, Virginia 22030, and our telephone number is (877) 433-5638. Our internet address is http://geek.net. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).

SEC Filings	Period or Date of Report
Geeknet, Inc. Annual Report on Form 10-K	Year ended December 31, 2012
Geeknet, Inc. Quarterly Reports on Form 10-Q	Quarter ended March 31, 2013
Geeknet, Inc. Current Reports on Form 8-K (filed)	March 1, March 6 and May 7, 2013

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You can also obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations, Geeknet, Inc., 11216 Waples Mill Road, Suite 100, Fairfax, Virginia 22030, (877) 433-5638. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of June 12, 2013, we had 6,658,168 shares of common stock issued and outstanding. The 400,000 shares we are offering to purchase pursuant to the tender offer represent approximately 6.01% of the shares outstanding as of June 12, 2013. As of June 12, 2013, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 1,541,711 shares of our common stock, representing approximately 23.16% of our outstanding shares, and Gladwyne Marlin GenPar, LLC, an “associate” (within the meaning of the Exchange Act) of our director Michael Solomon, beneficially owned an aggregate of 1,017,736 shares of our common stock, representing approximately 15.29% of our outstanding shares. Our directors and executive officers have informed us that they do not intend to participate in the tender offer, and Mr. Solomon has informed us that Gladwyne Marlin GenPar, LLC does not intend to participate in the tender offer. To our knowledge, none of our affiliates intends to tender any shares in the tender offer.

The following table shows, as of June 12, 2013, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming we purchase 400,000 shares and that our directors and executive officers and Gladwyne Marlin GenPar, LLC do not tender any shares pursuant to the tender offer, then, after the tender offer, the directors and executive officers as a group will beneficially own approximately 24.64% of our outstanding shares. The business address of each of our directors and executive officers is 11216 Waples Mill Road, Suite 100, Fairfax, Virginia 22030.

Name	Number of Shares Beneficially Owned	Percent of Class	Percent of Class After Tender Offer (Assuming We Purchase 400,000 Shares and Directors, Executive Officers and Associates Do Not Tender)
Kenneth G. Langone	286,976	4.31%	4.59%
Matthew C. Blank	8,607	*	*
Matthew Carey	39,038	*	*
Thomas Coughlin	13,596	*	*
Peter A. Georgescu	65,860	*	1.05%
Sir Ronald Hampel	8,083	*	*
Frank A. Riddick, III	16,955	*	*
Kathryn McCarthy	34,504	0.52%	0.55%
Derek V. Smith	16,854	*	*
Michael Solomon (1)	1,051,238	15.79%	16.80%
Kirk Somers	0	0%	0%
All directors and executive officers as a group (11 persons)	1,541,711	23.16%	24.64%

*	Less than 1%.
(1)	1,017,736 of these shares are owned directly by Marlin Sams Fund, L.P. (the “Fund”). Marlin Sams GenPar, LLC (the “General Partner”) is the general partner of the Fund. Gladwyne Marlin GenPar, LLC (“Gladwyne”) is a member of the General Partner, and Michael Solomon is a member of Gladwyne. As a result, Mr. Solomon may be deemed to indirectly own the shares held directly by the Fund. Mr. Solomon disclaims beneficial ownership of the shares directly owned by the Fund except to the extent of his pecuniary interest therein.

Stockholders Beneficially Owning More Than 5%. The following table shows, as of June 12, 2013, the number of shares of our common stock beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), other than members of management (who are included in the table above), who is known by us to be the beneficial owner of more than five percent of our voting securities.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent Of Class(1)

Entities and individuals affiliated with TCS Capital (2)	Common Stock	648,746	9.74%

Entities and individuals affiliated with Marlin Sams Fund, LP (3)	Common Stock	1,718,738	25.81%

(1)	Based on 6,658,168 shares of our company’s common stock outstanding as of June 12, 2013.
(2)	Based on a Schedule 13G/A filed with the Commission on February 14, 2013 by TCS Capital Management LLC. TCS’s address is 888 Seventh Avenue, Suite 1504, New York, New York 10019. TCS Capital includes the following related entities: TCS Capital Management LLC, TCS Global Equity Master Fund, L.P., TCS Capital GP, LLC, TCS Capital Management LLC and Eric Semler.
(3)	The address for Marlin Sams Fund, LP is 555 Madison Ave., New York, New York 10022. Based primarily on information provided by the Marlin Sams Fund, L.P., the following table shows the sole voting and dispositive power over the shares listed:

Name of Reporting Person/ Beneficial Owner	Number of Shares
Marlin Sams Fund, L.P.	1,017,736

William M. Sams (A)	660,000

Suzanne M. Present	7,500

Michael Solomon	33,502(B	)

	1,718,738

(A)	20,000 shares of common stock held in the Irrevocable Trust of Michael Solomon FBO Grace Solomon for the benefit of Michael Solomon’s daughter, of which William M. Sams is the co-trustee with Constance Solomon, Mr. Solomon’s wife.
(B)	Includes 7,000 shares subject to options that are exercisable within 60 days of June 12, 2013.

Transactions with Executive Officers, Directors and Other Related Persons. In the Company’s last fiscal year, there has not been and there is not currently proposed any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 10% of its common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements as described in this Offer to Purchase or documents incorporated by reference.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers and subsidiaries, none of the Company, our affiliates, our subsidiaries, our or our subsidiaries’ directors or executive officers, our control persons or any other person ultimately in control of us have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except that:

•

On May 7, 2013, Mr. Thomas Coughlin, a director, was awarded 3,666 restricted stock units, each of which represents a contingent right to receive one share of the Company’s common stock. Those restricted stock units vested in full on the same date.

•

On May 7, 2013, Mr. Peter Georgescu, a director, was awarded 4,399 restricted stock units, each of which represents a contingent right to receive one share of the Company’s common stock. Those restricted stock units vested in full on the same date, but Mr. Georgescu has elected to defer this compensation until he ceases serving on the Company’s Board of Directors.

•

On May 7, 2013, Mr. Frank A. Riddick, III, a director, was awarded 4,399 restricted stock units, each of which represents a contingent right to receive one share of the Company’s common stock. Those restricted stock units vested in full on the same date.

•

On May 7, 2013, Sir Ronald Hampel, a director, was awarded 3,666 restricted stock units, each of which represents a contingent right to receive one share of the Company’s common stock. Those restricted stock units vested in full on the same date.

•

On May 7, 2013, Mr. Kenneth G. Langone, a director, was awarded 3,666 restricted stock units, each of which represents a contingent right to receive one share of the Company’s common stock. Those restricted stock units vested in full on the same date.

•

On May 7, 2013, Mr. Derek V. Smith, a director, was awarded 4,399 restricted stock units, each of which represents a contingent right to receive one share of the Company’s common stock. Those restricted stock units vested in full on the same date, but Mr. Smith has elected to defer this compensation until he ceases serving on the Company’s Board of Directors.

•

On May 7, 2013, Mr. Matt Carey, a director, was awarded 4,399 restricted stock units, each of which represents a contingent right to receive one share of the Company’s common stock. Those restricted stock units vested in full on the same date, but Mr. Carey has elected to defer this compensation until he ceases serving on the Company’s Board of Directors.

•

On May 7, 2013, Mr. Matthew Blank, a director, was awarded 3,666 restricted stock units, each of which represents a contingent right to receive one share of the Company’s common stock. Those restricted stock units vested in full on the same date.

•

On May 7, 2013, Mr. Michael B. Solomon, a director, was awarded 3,666 restricted stock units, each of which represents a contingent right to receive one share of the Company’s common stock. Those restricted stock units vested in full on the same date.

•	On May 10, 2013, Mr. Kenneth G. Langone, a director, acquired through open market or private purchases 2,276 shares of our common stock at prices ranging from $14.16 to $14.20 per share.

•

On May 13, 2013, Mr. Kenneth G. Langone, a director, acquired through a grant, award or otherwise pursuant to Rule 16b-3(d) of the Exchange Act, 2,500 shares of our common stock at prices ranging from $13.77 to $14.04.

•	On May 14, 2013, Mr. Kenneth G. Langone, a director, acquired through open market or private purchases 2,500 shares of our common stock at prices ranging from $13.90 to $14.25 per share.

•

On May 14, 2013, Mr. Kenneth G. Langone, a director, acquired through a grant, award or otherwise pursuant to Rule 16b-3(d) of the Exchange Act, 2,500 shares of our common stock at prices ranging from $14.17 to $14.50.

•	On May 16, 2013, Mr. Kenneth G. Langone, a director, acquired through open market or private purchases 2,500 shares of our common stock at prices ranging from $14.38 to $14.94 per share.

•

On May 16, 2013, Mr. Kenneth G. Langone, a director, acquired through a grant, award or otherwise pursuant to Rule 16b-3(d) of the Exchange Act, 2,500 shares of our common stock at prices ranging from $14.70 to $14.90.

•	On May 20, 2013, Mr. Kenneth G. Langone, a director, acquired through open market or private purchases 3,000 shares of our common stock at prices ranging from $14.49 to $14.70 per share.

Stock Plans and Director Compensation.

2007 Equity Incentive Plan. The 2007 Equity Incentive Plan (the “2007 Plan”) provides for awards in a variety of forms, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares. The 2007 Plan imposes a limit on the number of shares of the Company’s common stock that may be subject to awards. Stock options granted under the 2007 Plan have been granted with exercise prices not less than fair market value of our common stock on the date of grant, typically vest in equal annual installments over a four-year period (generally subject to continued employment) and expire ten years after grant date. Restricted stock units granted under the 2007 Plan typically vest in equal annual installments over a three-year period (generally subject to continued employment). As of June 12, 2013, there were 349,565 shares available for grant under the 2007 Plan.

2012 Employee Stock Purchase Plan. The 2012 Employee Stock Purchase Plan (the “ESPP”) provides an opportunity for all employees to purchase our common stock through accumulated payroll deductions. Our ESPP authorizes up to 100,000 shares to be granted. Employees who are employed by the Company or a participating subsidiary immediately prior to the first day of an offering under the ESPP are eligible to participate in that offering. The per-share price of the common stock purchased pursuant to the ESPP is 95% of the fair market value of the common stock on the last day of the offering period. The ESPP has two six-month offering periods beginning September 1 and March 1. As of June 12, 2013, there were 99,718 shares available for grant under the ESPP.

Director Compensation. Each non-employee director of the Company receives an annual retainer consisting of restricted stock units with a value of $50,000, determined by reference to the closing market price of our common stock on the date of grant. In addition, the chairperson of each committee receives restricted stock units settled in our common stock with a value of $10,000, determined by reference to the closing market price of our common stock on the date of grant. These restricted stock units are granted and are immediately fully vested. In addition, each newly appointed non-employee director receives, on the date such person becomes a director, a one-time grant of restricted stock units settled in our common stock with a value of $40,000, determined by reference to the closing market price of our common stock on the date of grant. These restricted stock units become fully vested on the day preceding the next annual shareholder meeting, subject to such person’s continued services as a non-employee director on such date.

Employment Arrangements. The Company has an employment agreement with Ms. Kathryn McCarthy, our President and Chief Executive Officer, and with Mr. Kirk Somers, our Executive Vice President, General Counsel and Chief Administrative Officer.

Employment Agreement with Ms. McCarthy. Pursuant to her employment agreement, Ms. McCarthy receives an annual base salary of $400,000.00 and is eligible to participate in an annual bonus program at the discretion of the Company. Ms. McCarthy was granted 78,125 restricted stock units effective upon the date that she commenced employment that vest over three years from the date of grant, with one-third of the total shares subject to the award vesting on each twelve-month anniversary of the date of grant, subject to her continued employment on each vesting date. If Ms. McCarthy’s employment is terminated by the Company for any reason other than “cause,” death or “disability” prior to or more than one year following a “change of control,” Ms. McCarthy would be entitled to (i) compensation for a period of six months equal to the pro-rata portion of her annual base salary, (ii) payment of the quarterly bonus, if any, she would have been paid under the Company’s bonus plan for the entire quarter in which such termination occurred, (iii) at least 90 days post-termination to exercise any outstanding awards or such longer period as prescribed in the respective stock plan and agreement for such award and (iv) six months of health benefits coverage for Ms. McCarthy and her eligible dependents. If Ms. McCarthy’s employment is terminated by the Company other than for “cause”, death or “disability” or she has a “constructive termination,” in each case within twelve months following a “change of control” of the Company, she is entitled to receive essentially the same benefits, except for full acceleration of vesting of outstanding unvested equity awards.

Employment Letter with Mr. Somers. Pursuant to his employment letter, entered into in March of 2013, Mr. Somers receives an annual base salary of 325,000.00, and he is eligible to participate in our short-term incentive program, pursuant to which he is eligible to receive a target bonus of 30% of his annual base salary based on the achievement of certain performance goals established by our Board of Directors. In connection with commencing employment with the Company, Mr. Somers was granted 2,709 restricted stock units that settle in shares of our common stock and 4,514 stock options that have a per-share exercise price equal to the “Fair Market Value” (as defined in the 2007 Plan) of a share of our common stock on the date of grant. The restricted stock units and the stock options vest in three equal annual installments on each of the first three anniversaries of the date of grant, subject to Mr. Somers’ continuing service with the Company through each such vesting date. If Mr. Somers’ employment is terminated by the Company without “cause” (as customarily defined by the Company) (i) prior to the first anniversary of his commencing employment with the Company, he is entitled to receive the sum of six months of base salary and the number of months between Mr. Somers’ date of termination of employment and the first anniversary of his commencing employment with the Company (with such severance not to exceed twelve months of base salary) and six months of medical benefits continuation coverage (paid by the Company) or (ii) following the first anniversary of Mr. Somers commencing employment with the Company, he is entitled to severance equal to six months of base salary and six months of medical benefits continuation coverage (paid by the Company). Severance payment, if any, will be paid in equal installments in accordance with the Company’s normal payroll practices. All severance payments and benefits are subject to offset in the event that Mr. Somers commences employment with a new employer during the applicable severance period.

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

13.	Certain U.S. Federal Income Tax Consequences.

The following is a discussion of the material U.S. federal income tax consequences relevant to the tender offer. This discussion is based upon the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the U.S. federal income tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as “capital assets” within Section 1221 of the Code (generally, property held for investment) and does not deal with all U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, Non-U.S. Holders (as defined below), partnerships or other pass-through entities or persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction). In particular, different rules may apply to shares acquired as compensation. This discussion does not consider the effect of any alternative minimum taxes, any state, local or foreign tax laws or any U.S. tax considerations (e.g., estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to holders of shares. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

We have not sought, and we do not expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares pursuant to the tender offer or that any such position would be sustained.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes.

The U.S. federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for United States federal income tax purposes that holds our shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships holding our shares should consult their tax advisors about the United States federal income tax consequences of a sale of shares pursuant to the tender offer.

Beneficial owners of shares who are Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any U.S. federal income tax liability as a result of the consummation of the tender offer.

Exchange of Shares Pursuant to the Tender Offer by U.S. Holders. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the tender offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (i) results in a “complete termination” of such U.S. Holder’s entire equity interest in us under Section 302(b)(3) of the Code, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. Holder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code (collectively, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take into account both our stock owned directly by the U.S. Holder and our stock that such U.S. Holder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are exchanged pursuant to the tender offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the exchange of shares for cash pursuant to the tender offer and, with respect to shares constructively owned by the U.S. Holder immediately after the tender offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under the procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver. An exchange of shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding shares actually and constructively owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the shares actually and constructively owned by such U.S. Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who is not a member of our Board of Directors or senior management should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the Section 302 Tests in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were exchanged exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes. Gain or loss must be determined separately for blocks of shares acquired at different times or at different prices. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the U.S. Holder’s allocable portion of our current and accumulated earnings and profits. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent, generally, of the U.S. Holder’s basis in the shares exchanged, and any remainder will be treated as capital gain. Any such gain will be capital gain and generally will be long-term capital gain if the U.S. Holder’s holding period for the shares that were exchanged exceeds one year as of the date the exchange is treated as occurring for U.S. federal income tax purposes. Provided certain holding period and other requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains (currently 15% for non-corporate taxpayers with incomes of less than $400,000 ($450,000 for married couples filing jointly) and 20% for non-corporate taxpayers with incomes of $400,000 or more ($450,000 for married couples filing jointly)) on amounts treated as “qualified dividends” under the Code without reduction for the tax basis of the shares exchanged. To the extent that a purchase of a U.S. Holder’s shares by us in the tender offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the U.S. Holder.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable exceptions and limitations); and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Under recently enacted legislation, certain non-corporate U.S. Holders are subject to an additional 3.8% Medicare tax (the “additional Medicare tax”) on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income” and (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 for married couples filing jointly or $125,000 for married individuals filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes capital gains and dividends. U.S. Holders should consult their tax advisors regarding the implications of the additional Medicare tax resulting from the sale of shares pursuant to the tender offer.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above. See Section 3 with respect to the application of U.S. federal income tax withholding and backup withholding.

14.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $14.00 or decrease the price to be paid per share below $12.00 per share or otherwise change the price range to be paid for shares or increase or decrease the number of shares being sought in the tender offer (but, in the case of an increase, only if we increase the number of shares being sought by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	Fees and Expenses.

We have retained Georgeson Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 8 in the Letter of Transmittal.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

June 17, 2013.

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

Computershare Trust Company, N.A.

P.O. Box 43011

Providence, Rhode Island 02940

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH

ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

480 Washington Blvd., 26th Floor Jersey City, New Jersey 07310 (866) 482-5026 (Toll Free) Banks & Brokerage Firms please call (800) 223-2064